Exhibit 99.1

Franklin Financial Services Corporation

2012 Annual Meeting Speech

April 30, 2013

G. Warren Elliott, Chairman of the Board

Good Morning. Welcome shareholders, employees, directors, consultants, guests, and yes remote and future readers. This is my second report to you as Chairman of the Board. When I addressed you last year, I did not realize that at the time that my words would be posted on the internet for the world to review as part of the permanent record of our annual meeting. But such is the state of our world today with the advent of new and increased use of technology.

So today my remarks are for all shareholders, but I am especially glad to see so many of you here. I appreciate the fact that you folks in this room are interested in the future of your company, hearing our remarks and, yes, in having a nice meal.

Let me begin by saying that some may call me old fashioned, but I still prefer face to face contact. Yes, I text and email, but I don’t facebook, you-tube or tweet. I still appreciate a handwritten letter, with words spelled correctly and not abbreviated, LOL, which arrives in my mailbox with a stamp on it. I still enjoy reading a printed book.

And I still believe in the need for a community bank. Not that a community bank is an old fashioned idea, rather like the others that I mentioned, it’s a way of life that still has a very valid place in today’s fast paced, hi-tech society.

I, for one, want to call a number and have a discussion with a real person, not a computer. I want to meet with a loan officer to personally discuss my needs, and I want the loan to go before people, who know and understand my situation, and have a feel for the community that we operate in.

Now before you think I’m living in the past, I did say that I text, email and use the computer. I use our online banking, and have done so for years.

The future as I see it is not to be one way or the other, but rather, both. And the great news that I can share with you today is that we are positioned at F & M to do both. That is, offer face to face community banking, while also providing state of the art technology for todays, and future users.

Big mega banks can’t do that. They have to use technology and not people at every level that they can, in order to maintain their narrow profit margin. The very small banks simply can’t afford the technology.

Your board of Directors recognizes the need to position our bank for the future. We need to grow, and that’s why, for example, we opened a branch in Mechanicsburg. We need to understand our market place and changing demographics. That’s why we were so pleased when our newest and youngest member, Rick Jordan, agreed to join our Board. We need to adapt to changing technology, and that’s why we have an APP for smart phones, revamped ATM machines, and a new technology platform throughout our banking system.

By the way –For the sake of full disclosure, I wasn’t exactly sure how to spell the word APP for our online readers. I don’t have a smart phone, I guess that makes mine an educationally challenged phone, and the term platform probably doesn’t mean what I think. None the less, I get it, and I understand the need to move forward with these and other technology issues in the future to open our market to next and succeeding generations, and as importantly to stay ahead of the competition.

We can do that, and we can still answer the phone, meet about a loan, and convene a board of local directors. What a great strategic place to be in!

Are there challenges? Absolutely! Competition, burdensome regulations, decreasing margins, falling but stabilizing appraisals and the list goes on.

What isn’t a challenge is commitment, Commitment by staff, commitment by management and commitment by board members to deal with these and other issues head on.

We do not take business for granted, and we will not allow this bank to fall behind. Our board is engaged and focused on three priorities for 2013

#1 Profitability – if we aren’t insuring that costs are minimized and revenues optimized, then we aren’t doing our jobs. The caveat is that profit cannot be sought at any given risk. It must be a conservative, measured approach to avoid the pitfalls that others have experienced.

#2 Succession – We have been fortunate to have a lot of stability at our company, we will continue to do so. It is our job to ensure that no one person, or no one position, at all levels, is without a plan to replace that person or position when the time is necessary to do so.

#3 Strategic Planning – Whether it is marketing, technology or the branch network among others, we need a clear vision of how we see our future, where we fit in, and how we will profit and grow under our preferred scenario.

Your Board will be spending a lot of time with these three topics this year. We welcome your input into these and other discussions that will occur. We understand that you are the owners of this company, and that we represent your interests.

Certainly you can speak with us here today, and I would encourage you to do so. Each director will be hosting a table for lunch, so please feel free to look at the name card of the director on the table and introduce yourself. You can also, write, call, tweet or text those of us that do so. I have also asked staff to provide a higher level of exposure for the Board on our company website, and to explore the idea of a “chat with the chairman” concept for emailing me directly from our website.

Sounds pretty high tech doesn’t it? But as an “old dog” let me say first hand that the only way we will survive and prosper is to learn some new tricks, but as we do so, not to stray from the basic formula that has lead to our 100 plus years of successful operation.

That being:

Employing exceptional people, to offer needed financial products and services, while using the best available technology delivered in a profitable community based bank setting. That’s my commitment to you on behalf of our directors. Thank you for being here and enjoy the rest of the meeting.